UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 7, 2012

USG Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 1-8864

Delaware	36-3329400
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 436-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On August 7, 2012, USG Corporation, or USG, and its indirect wholly owned subsidiaries, USG Foreign Investments, Ltd. and USG (U.K.) Ltd., together the Sellers, entered into a Share and Asset Purchase Agreement, or SAPA, with Knauf International GMBH and Knauf AMF Ceilings Ltd., together Knauf, pursuant to which the Sellers have agreed to sell to Knauf all of the wholly-owned European business operations of USG’s subsidiaries. Those businesses include the manufacture and distribution of Donn® brand ceiling grid and Sheetrock® brand finishing compounds principally throughout Europe, Russia and Turkey, or the Territory. They had sales of $114.5 million and operating profit of $8.5 million in 2011.

Pursuant to the terms of the SAPA, Knauf has agreed to purchase the businesses being sold for a total price of approximately $80 million. That amount is subject to adjustment based on working capital and net debt levels at closing. In addition, USG and its subsidiaries are entitled to retain all cash and cash equivalents of the businesses being sold, which totaled approximately $32.5 million at June 30, 2012, and will retain responsibility for benefits payable under USG (U.K.) Ltd.’s closed pension plan. At June 30, 2012, USG had recorded a liability of approximately $1.6 million on its condensed consolidated balance sheet with respect to that pension plan.

In connection with closing of the sale, subsidiaries of USG will license Knauf to use the Donn® and Sheetrock® brand names, as well as trade secrets and other intellectual property rights, in connection with the manufacture and sale of ceiling grid and ready-mix finishing compound products. Those licenses are limited to the Territory. The trademark licenses are limited to specified numbers of years. USG has also agreed that, with limited exceptions, neither it nor any of its controlled affiliates will compete with Knauf in the sale of ceiling grid and ready-mix finishing compound products in the Territory for three years after closing of the sale.

The SAPA contains representations, warranties, covenants and indemnities that are customary for agreements of this type, including, in the case of the Sellers, a covenant to operate the business in the ordinary course and consistent with past practices between the date of execution of the SAPA and the closing of the sale.

Consummation of the transactions contemplated by the SAPA is subject to the satisfaction or waiver of customary closing conditions, including receipt of necessary government approvals, the performance in all material respects by the parties of their respective obligations under the SAPA and, in the case of Knauf, the absence of any change or event which would reasonably be expected to result in a material adverse effect on the acquired businesses. There can be no assurance that the closing conditions set forth in the SAPA will be satisfied or waived. USG intends to file a copy of the SAPA as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Affiliates of Knauf are the beneficial owners of approximately 14% of USG’s outstanding shares of common stock.

On August 7, 2012 USG Corporation issued a press release announcing the execution of the SAPA. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description.

99.1	USG Corporation press release dated August 7, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant

Date: August 7, 2012	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description.

99.1	USG Corporation press release dated August 7, 2012